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                                                   Exhibit 10.25


                                         January 30, 1997


Mr. W. Thomas Lagow
Executive Vice President-Marketing
USAir, Inc.
2345 Crystal Drive
Arlington, VA  22227

Dear Tom:

     This letter, when countersigned by you, will reflect the agreement between you and USAir, Inc. ("USAir") with respect to the severance of your employment with USAir and amends the terms of the Employment Agreement between USAir and you dated as of February 7, 1992, as previously amended ("Employment Agreement").
 The terms of this amendment have been approved by the Board of Directors at its meeting held on January 22, 1997.

     USAir previously notified you of its intent to terminate your employment effective on January 7, 1997. Pursuant to the provisions below, USAir is hereby agreeing to extend your termination date until February 7, 1997. Your termination will be reflected as a retirement on company records. USAir acknowledges that such termination of your employment entitles you to severance payments under Section 6(d)(1) of the Employment Agreement and all notice requirements for you or USAir thereunder are hereby waived. USAir agrees to pay to you all severance compensation and benefits set forth in Section 6(d)(1) of the Employment Agreement which provides for the obligations of the company upon the termination of the executive's employment in the absence of a change of control. The specific compensation and benefits required pursuant to the Employment Agreement, assuming a February 7, 1997 "Date of Termination" (as defined in the Employment Agreement) are set forth in Attachment A.

     You requested, and USAir hereby agrees to provide, the following additional compensation and benefits which you acknowledge exceed the compensation and severance benefits to which you were otherwise entitled as result of the termination of your employment:

     A. February 7, 1997 Severance Date. USAir agrees to extend your employment through February 7, 1997 enabling you to qualify for retiree benefit coverage as set forth more fully in paragraphs
(D) and (E) below. Your employment as Executive Vice President-Marketing and every other position you hold with any parent, subsidiary or affiliated company of USAir, will be severed effective February 7, 1997. February 7, 1997 will be deemed to be the "Date of Termination" for all purposes of the Employment Agreement. During the period of employment from today's date through February 7, 1997, you will continue to receive your current salary and all other compensation and benefits applicable to your current position as a senior officer.

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     B.  Restricted Stock.  The 12,250 shares of restricted stock granted to you on November 28, 1995 and which will remain subject to restrictions on the Date of Termination and which would otherwise be immediately forfeited upon your termination, will not be forfeited and the restrictions will lapse on the established vesting schedule dates irrespective of your employment termination. Specifically, the restrictions will lapse on 5,250 shares of restricted stock on November 28, 1997 and the remaining 7,000 shares of restricted stock on November 28, 1998; however, the lapse of the restrictions on each of the aforementioned vesting dates remain contingent on your satisfactory compliance with the conditions set forth below.

      C. Bonus. On November 28, 1997, you will receive a bonus payment for the 1996 fiscal year pursuant to the terms of the Incentive Compensation Plan of USAir Group, Inc. This payment will be in the gross amount of $238,000, plus interest accrued from the date the 1996 bonus payments are made to other executives of the company through November 28, 1997 using a reasonable interest rate as determined at USAir's discretion; however, the payment of such bonus remains contingent on your satisfactory compliance with the conditions set forth below. Applicable taxes will be withheld from the payment but no other payroll deductions will be withheld from the payment.

      D. Retiree Health Benefits. You hereby agree to elect commencement of retirement benefits from all USAir pension plans effective March 1, 1997. At the expiration of the Employment Period (as defined in the Employment Agreement) on February 7, 2000, coverage under USAir's health benefit plan will convert to retiree coverage. Effective February 7, 2000 you will be covered on the same basis as other retired USAir employees and coverage will continue in accordance with the terms of the USAir, Inc. Health Benefit Plan as it may be amended from time to time. Your continued coverage under the health benefit plan after February 7, 2000 remains contingent on your satisfactory compliance with the conditions set forth below.

      E. Travel Benefits. At the expiration of the Employment Period on February 7, 2000 you will continue to remain eligible for retiree travel privileges. This includes space positive on-line travel for you and your spouse. You will be provided such benefits on the same basis as other retired senior officers of the company in accordance with company policy as it may be amended from time to time. Your continued travel privileges after February 7, 2000 remains contingent on your satisfactory compliance with the conditions set forth below.

      F. Supplemental Pension. Pursuant to the terms of the supplemental pension agreement between you and USAir dated February 7, 1992 ("SERP"), you would have been eligible to receive an annual benefit of approximately $12,635 (calculated as a single life annuity commencing on February 1, 1997). As a result of your continued employment through February 7, 1997 you will be eligible for an additional annual benefit of approximately $1,500 (calculated as a single life annuity commencing on March 1, 1997) as a result of the additional service and age credited through the continuation of your employment until February 7, 1997. The payment of this added pension benefit remains contingent on your satisfactory compliance with the conditions set forth below. The annual benefit numbers stated above are approximations and the precise calculation and payment of the supplemental pension benefit is subject to the terms of the SERP.

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     In consideration for the supplemental compensation and
benefits set forth in the foregoing paragraph, you agree to the following conditions:

      A. Transition and Ongoing Services. You will remain available to the management of USAir through February 7, 1997 to provide assistance in the transition of your responsibilities, and will remain available throughout the remainder of the Employment Period at such times, and on such terms as are mutually agreed upon between you and USAir to provide consulting advice and assistance. During the remainder of the employment period your duty of loyalty to USAir will continue. In the event that USAir is not fully satisfied with your assistance, you will forfeit eligibility for all of the supplemental compensation and benefits provided for in this amendment.

      B. Non-Competition. You agree not to take a position for a period of two years following the Date of Termination as an employee, director, agent, consultant, advisor, owner, partner, or joint venturer with, (i) any entity which directly or indirectly provides transportation by air, (ii) any entity providing financial, marketing or other advice to any entity providing transportation by air, (iii) any entity entering into or contemplating entering into a material agreement with USAir, (iv) any entity providing financial, marketing or other advice to any entity entering into or contemplating entering into a material agreement with USAir, or (v) any entity with which you could make use of the proprietary or other confidential information learned while employed with USAir. With respect to items (ii) and (iv) of the foregoing non-compete clause, you will not be precluded from providing services to an entity engaged in one of the activities included in items (ii) and (iv), provided that you are not directly or indirectly assisting the entity in such activity and you otherwise comply with the non-compete, non-disclosure and non-disparagement requirements of this agreement. Any interpretation as to whether a violation of this non-compete provision has occurred will be determined in USAir's sole discretion. Should you contemplate any position which may violate this provision you must seek advance approval from USAir. Any waiver or release from this provision must be evidenced in writing from the General Counsel of USAir. In the event that USAir determines in its sole discretion that you have breached this non-compete provision you will forfeit eligibility for all of the supplemental compensation and benefits provided for in this amendment. Any compensation or benefits paid to you prior to such breach of the non-compete provision must be repaid to USAir within 15 days of your receipt of written notification of such breach from USAir. USAir reserves the right to pursue any other legal or equitable remedies available to it to enforce this non-compete provision.

      C. Non-Disclosure and Non-Disparagement. You agree to hold in a fiduciary capacity for the benefit of USAir and will not disclose without the prior written consent of USAir, all confidential and proprietary information, knowledge or data relating to USAir, its parent, subsidiary or affiliated companies, which was obtained by you during your employment with USAir unless such information, knowledge or data is known to the general public (other than by acts by you). You further agree not to disclose or make public, orally, in writing, or otherwise, any disparaging statements, or any information which would cause public discredit, about USAir, its parent, subsidiary or affiliated companies, or their respective directors, officers or employees. This provision does not preclude you from making factual statements or analysis related to the Company's financial results or general operations of the Company relative to the industry to the extent that such comments are related to performance of permitted employment activities. In the event that you are subpoenaed or otherwise compelled by court order to provide information which

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 would violate this non-disclosure/non-disparagement provision, you will notify USAir before responding to any such request for testimony or information to afford USAir an opportunity to assert any objection it may have. In the event that USAir determines in its sole discretion that you have breached this non-disclosure/non-disparagement provision you will forfeit eligibility for all of the supplemental compensation and benefits provided for in this amendment. Any compensation or benefits paid to you prior to such breach of the non-disclosure/non-disparagement provision must be repaid to USAir within 15 days of your receipt of written notification of such breach from USAir. USAir reserves the right to pursue any other legal or equitable remedies available to it to enforce this non-disclosure/non-disparagement provision.

      D. Non-Solicitation of Employees. For a period of two years following the Date of Termination you agree not to solicit either directly or indirectly any USAir employees for hire by or to provide services to another employer.

      E. Release of Claims. You irrevocably and unconditionally release and discharge USAir, it subsidiaries, parent, affiliates, predecessors, successors and assigns, and their respective principals, directors, officers, employees, and agents from all legal, equitable, or administrative claims, known and unknown, that you may have against any or all of them arising on or before the date you execute this amendment. This release specifically includes but is not limited to any discrimination claims arising under the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Older Workers Benefit Protection Act, and all other claims arising under federal, state, or local statutes, common law, or ordinances. This release also includes but is not limited to a release of any claim for tortious conduct, breach of contract, breach of covenants, wrongful discharge or for attorney's fees and costs.

     The parties agree that any and all claims concerning the application, interpretation, and enforcement of the Employment Agreement, as amended, including, but not limited to, any and all declaratory relief actions, injunctive relief actions, and/or civil actions, shall be filed and litigated in the appropriate trial court in the State of Delaware. The parties agree that they are expressly waiving the right to file and litigate any action, in law or in equity, concerning the application, interpretation, and enforcement of the Employment Agreement, as amended, in any other forum, and agree that they will accept service of process by mail of any summons, complaint, claim, or subpoena filed in the appropriate trial court in the State of Delaware concerning the application, interpretation, and enforcement of the Employment Agreement, as amended.

     All other terms of the Employment Agreement not changed by this amendment continue in full force and effect.

     Your signature below indicates your agreement to and intention to be bound by the terms of this amendment. Your signature below also indicates that you have had read this document, understand all of its provisions, have had the opportunity to seek the advice of counsel, and you have been given at least 21 days to review the document. If you sign this amendment prior to the end of said 21-day period, you acknowledge that you have done so voluntarily. You have seven days after signature to revoke this amendment. Any such revocation must be delivered in writing to USAir before the end of the seventh day.

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     Pursuant to the authorization of its Board of Directors,
USAir has entered into this amendment by signature of its officer below.


EXECUTIVE USAIR, INC.

/s/W. Thomas Lagow                       /s/Lawrence M. Nagin
------------------                       --------------------
   W. Thomas Lagow                          Lawrence M. Nagin
                                       Executive Vice President-
                                          Corporate Affairs and
                                            General Counsel






























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ATTACHMENT A


     A. Section 6(d)(1)(i)(A). You will receive normal bi-weekly payroll checks through February 7, 1997 at the annual salary rate of $340,000. All applicable taxes and other usual payroll deductions (i.e., 401(k) deductions, term pass and health plan contributions) will be deducted from such checks.

      B. Section 6(d)(1)(i)(B). Within 30 days after your Date of Termination, USAir will issue a lump sum payment for the total amount of base salary payable from February 7, 1997 through the remainder of the Employment Period ending on February 7, 2000, i.e., three years' base salary. This payment will be in the gross amount of $1,020,000, however, applicable taxes will be withheld from the payment. No other payroll deductions will be withheld from the payment.

      C. Section 6(d)(1)(i)(C). Within 30 days after your Date of Termination, USAir will issue a lump sum payment for the 94
days of your unused accrued paid days off.   This payment will be
in the gross amount of $122,923, however, applicable taxes will be withheld from the payment. No other payroll deductions will be withheld from the payment.

      D. Section 6(d)(1)(ii). From February 7, 1997 through the remainder of the Employment Period ending on February 7, 2000, you will be eligible for continued coverage in all welfare and fringe benefit plans maintained by USAir on the same basis as active key executives. Specifically, this includes health plan (medical and dental) coverage, split dollar life insurance, accidental death and dismemberment insurance, long-term disability insurance, space-positive on-line travel benefits, a USAir Club membership and companion passes, as such welfare and fringe benefit plans may be amended from time to time. All applicable employee charges or contributions required for continued coverage under such plans must be paid by you monthly. The Human Resources Department will provide you with a listing of the applicable monthly charges and direct you on the appropriate payment schedule for these charges.